EXHIBIT 99.1

INCO LIMITED ANNOUNCES TWO NEW MEMBERS OF ITS
BOARD OF DIRECTORS — RICK WAUGH AND FRANCIS MER

Toronto, July 19, 2005 — Inco Limited announced today that Rick Waugh and Francis Mer have been appointed Directors of Inco Limited.

Mr. Waugh is currently President and Chief Executive Officer of Scotiabank, one of North America’s leading financial institutions. He began his career with Scotiabank in branch banking in Winnipeg in 1970 and, over the years, has served in the Bank’s investment, corporate, international and retail banking areas. He became President in January 2003 and Chief Executive Officer in December 2003.

Mr. Waugh currently serves on Scotiabank’s Board of Directors, as well as on the boards of several of Scotiabank’s international subsidiaries. He holds a Bachelor of Commerce (Honours) from the University of Manitoba and a Masters of Business Administration from York University. He is also a Fellow of the Institute of Canadian Bankers.

Mr. Mer is the former Minister of Economy, Finance and Industry for the government of France, a position that he held from 2002 to 2004. From 1986 until 2002, Mr. Mer was Chairman and CEO of USINOR, a leading European steel company, and also served as Co-Chairman of the Arcelor Group during this period. Prior to that, he was Chairman and Managing Director of Pont-à-Mousson S.A., a major producer of cast-iron pipe and related products, and Deputy General Manager of the Saint-Gobain Group, responsible for its Pipelines and Mechanical Engineering Division.

Mr. Mer has been Chairman of the Fédération Française de l’Acier (French Steel Federation), Chairman of Eurofer (European Steel Manufacturers Association), Chairman of the Association Nationale de la Recherche Technique (National Association for Technical Research), and Chairman of the International Iron and Steel Institute. He also currently serves as a director of Adecco S.A., Alstom S.A. and Rhodia S.A. Mr. Mer graduated as a mining engineer from the Ecole des Mines after having attended the Ecole Polytechnique.

For further information:

Media:	Steve Mitchell	(416) 361-7950
Investor Relations:	Sandra Scott	(416) 361-7758

or www.inco.com